Exhibit 10.2

SERVICING PURCHASE AGREEMENT

between

Joel I. Sher, Chapter 11 Trustee, as Seller, for TMST Home Loans, Inc., f/k/a Thornburg

Mortgage Home Loans, Inc.,

and

PennyMac Corp.,

as Purchaser

Dated as of January 29, 2010

EXHIBITS

EXHIBIT 1	LIST OF MORTGAGE LOANS

EXHIBIT 2	SALE ORDER

EXHIBIT 3	SALE PROCEDURES

EXHIBIT 4	LIST OF SERVICING AGREEMENTS/SUB-SERVICING ACKNOWLEDGMENT AGREEMENT

EXHIBIT 5	BILL OF SALE

EXHIBIT 6	ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT 7	ASSIGNMENT OF CENLAR SUBSERVICING AGREEMENT

EXHIBIT 8	FORM OF JOINT NOTICE TO MORTGAGORS

SERVICING PURCHASE AGREEMENT

THIS SERVICING PURCHASE AGREEMENT (the “Agreement”) dated as of January 29, 2010, is executed by and between Joel I. Sher, as Chapter 11 Trustee, as Seller (the “Seller”), for TMST Home Loans, Inc., f/k/a Thornburg Mortgage Home Loans, Inc., a Delaware corporation (the “Debtor”), and PennyMac Corp., a Delaware corporation, as purchaser (“the Purchaser”).

RECITALS:

A. On May 1, 2009, the Debtor, along with certain affiliated entities, filed voluntary petitions under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), initiating the jointly-administered Chapter 11 Bankruptcy case docketed as In re TMST, Inc., f/k/a/ Thornburg Mortgage, Inc., et al., Bankruptcy Case No. 09-17787 (DWK) (the “Bankruptcy Case”), in the United States Bankruptcy Court for the District of Maryland (the “Bankruptcy Court”);

B. On October 23, 2009, the Bankruptcy Court ordered that a Chapter 11 Trustee be appointed for the Debtor and certain of its affiliated entities;

C. On October 28, 2009, the Bankruptcy Court entered an order appointing the Seller as Chapter 11 Trustee for the Debtor and certain of its affiliated entities;

D. The Debtor is the owner of the Servicing (as defined below) with respect to the Mortgage Loans (as defined below);

E. Pursuant to an order entered on December __, 2009, the Bankruptcy Court approved (i) the form of this Agreement, and (ii) certain sale procedures as defined below, pursuant to which the Seller was authorized to conduct a competitive sealed-bid auction (the “Auction”) for the sale of the Servicing;

F. At the Auction and pursuant to the Sale Procedures, the Purchaser was the Successful Bidder or the Back-up Bidder (both as defined below) to purchase the Servicing;

G. The Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller all of the Seller’s right, title and interest in and to the Servicing in accordance with the terms of this Agreement and the Sale Procedures; and

H. The Purchaser and the Seller wish to prescribe the manner of the sale of the Servicing.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree, subject to Bankruptcy Court approval, as follows:

SECTION 1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the respective meanings set forth below.

Agreement: This Servicing Purchase Agreement including all exhibits, schedules, amendments and supplements hereto.

Accounts Receivable: Amounts due the Seller by virtue of advances made on or prior to the Sale Date in connection with the servicing of the Mortgage Loans in accordance with the Servicing Agreements.

Ancillary Income: Late Mortgagor payment charges, charges for dishonored checks (NSF Fees), pay-off fees, assumption fees, commissions and administrative fees on insurance and similar fees and charges collected from or assessed against the Mortgagor.

Auction: As defined in Recital E of this Agreement.

Back-up Bidder: If multiple bids are submitted at the Auction, the bidder whose bid is selected as the second highest and otherwise best bid.

Bankruptcy Case: As defined in Recital A of this Agreement.

Bankruptcy Court: As defined in Recital A of this Agreement.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which national banking institutions in Maryland, New Jersey or New Mexico are authorized or obligated by law or executive order to be closed.

Cenlar Subservicing Agreement: The Subservicing Agreement dated as of February 22, 2000 by and between Cenlar FSB and Thornburg Mortgage, Inc., as amended on October 31, 2000.

Certificate: Any or all of the certificates or other securities issued pursuant to a Trust Agreement.

Cut-off Date: February 22, 2010.

Debtor: TMST Home Loans, Inc., f/k/a Thornburg Mortgage Home Loans, Inc, a Delaware corporation.

Deposit: The $2.5 million which is required by the Sale Procedures to be paid as a deposit by parties participating in the Auction.

Depositor: The depositor named in each Trust Agreement.

Escrow Accounts: The accounts maintained by the Seller in accordance with the Servicing Agreements and established to hold funds for principal and interest, taxes and insurance payments from borrowers in escrow pursuant to the terms of the Mortgage Loans.

Escrow Proceeds: As defined in Section 9.03(f) of this Agreement.

Fannie Mae: Federal National Mortgage Association, or any successor thereto.

Final Order: An order or judgment of the Bankruptcy Court entered in the Bankruptcy Case approving this Agreement and the sale of the Servicing to the Purchaser which has been entered on the docket of the Bankruptcy Court and has not been reversed, stayed, modified or amended.

Fitch: Fitch, Inc., or any successor in interest.

Freddie Mac: Federal Home Loan Mortgage Corporation, or any successor thereto.

GAAP: Generally accepted accounting principles in effect in the United States of America and applied on a consistent basis.

IMA: Interactive Mortgage Advisors, LLC, the Bankruptcy Court-approved broker for the Seller.

Master Servicer: With respect to each Trust, the master servicer designated in the related Trust Agreement.

MERS: The Mortgage Electronic Registration System, Inc.

Moody’s: Moody’s Investors Service, Inc., or any successor in interest.

Mortgage Loan(s): The mortgage loans listed on Exhibit 1 attached hereto, which has been prepared as of the close of business on September 30, 2009, and which will be updated as of the Sale Date.

Mortgage Note: The originally executed note or other evidence of indebtedness evidencing the indebtedness under a Mortgage Loan.

Mortgagors: The obligor on a Mortgage Note.

Offering Memorandum: The offering memorandum prepared by IMA, acting as the Seller’s broker dated December 21, 2009.

Purchase Price: As defined in Section 3.01 of this Agreement.

Purchaser: The entity defined as such in the initial paragraph of this Agreement, together with its successors and assigns as permitted under the terms of this Agreement.

Rating Agency: With respect to Certificates issued by or in connection with a Trust, any or all of Fitch, Moody’s and/or S&P.

Reconciliation Date: The date which is three (3) Business Days after the Sale Date.

Remittance Date: The date funds are remitted to the applicable Master Servicer or owner of a Mortgage Loan in accordance with the terms of the applicable Servicing Agreement.

S&P: Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor in interest.

Sale Date: February 26, 2010, or such other date or dates as may be mutually agreed upon by the Seller and the Purchaser.

Sale Order: The order entered by the Bankruptcy Court on the docket of the Bankruptcy Case approving this Agreement and the sale of the Servicing to the Purchaser in accordance with the Sale Procedures and this Agreement, a proposed form of which Sale Order is attached hereto and made a part hereof as Exhibit 2.

Sale Procedures: The Sale Procedures approved by the Bankruptcy Court and attached hereto and made a part hereof as Exhibit 3.

Seller: Joel I. Sher, Chapter 11 Trustee for TMST Home Loans, Inc., f/k/a Thornburg Mortgage Home Loans, Inc., together with his successors and assigns as permitted under the terms of this Agreement.

Servicing: With respect to any Mortgage Loan, but subject to the terms of the Servicing Agreements, any and all of the Seller’s right, title and interest to the following, which shall be transferred, assigned and conveyed to the Purchaser on an “AS IS, WHERE IS” basis with no representations and warranties: (a) the management of operational functions related to servicing each Mortgage Loan including without limitation (i) the collection and disbursement of funds being held in escrow to pay taxes, insurance and other items as they become due, (ii) the collection and remittance of principal and interest payments in accordance with the Servicing Agreements, (iii) any obligation of the Servicer to administer any additional collateral mortgage, loans and (iv) the resolution of defaulted loans in accordance with the Servicing Agreements; (b) the right to all Servicing Fee Income, the value of Escrow Accounts, the right to solicit the Mortgagors for other services and all other customary rights related to servicing the Mortgage Loans; and (c) all rights, powers and privileges incident to any of the foregoing.

Servicing Agreements: The servicing agreements which govern the servicing of the Mortgage Loans as set forth on Exhibit 4 attached hereto, and the Subservicing Acknowledgment Agreements, as applicable.

Servicing Fee Income: The servicing fee payable to the servicer of the Mortgage Loans in accordance with the terms of the applicable Servicing Agreement.

Servicing File: The items pertaining to a particular Mortgage Loan, including, but not limited to the computer files, data disks, books, records, data tapes, notes, and any additional documents generated as a result of or utilized in servicing the Mortgage Loans, to the extent available.

Sub-Servicer: Cenlar, FSB, a federal savings bank.

Subservicing Acknowledgment Agreements: The following agreements: 1) that certain Subservicing Acknowledgement Agreement dated as of March 1, 2002, by and between the Debtor, as servicer, and Sub-Servicer, as sub-servicer, and, as applicable, as amended by the Amendment to the Subservicing Acknowledgement Agreement dated as of December 1, 2002, the Second Amendment to Subservicing Acknowledgement Agreement dated as of January 1, 2006, the Third Amendment to the Subservicing Acknowledgement Agreement dated as of

August 1, 2007, the Fourth Amendment to the Subservicing Acknowledgement Agreement dated as of October 1, 2007, the Fifth Amendment to the Subservicing Acknowledgment Agreement dated as of February 1, 2008, and the Sixth Amendment to the Subservicing Acknowledgement Agreement dated as of February 1, 2008, and 2) that certain Subservicing Acknowledgement Agreement dated as of August 1, 2007, by and between the Debtor, as servicer, and the Sub-Servicer, as sub-servicer, all as applicable.

Successful Bidder: The bidder whose bid is selected at the Auction as the highest and otherwise best bid for the Servicing.

Trust: The trust established by the applicable Trust Agreement.

Trust Agreement: Any trust agreement, pooling and servicing agreement, indentures, or comparable documents, as identified in the due diligence website maintained by IMA.

Trustee: Any trustee appointed as provided in the applicable Trust Agreement.

SECTION 2. Purchase and Conveyance. On the Sale Date, the Seller, in exchange for the payment of the Purchase Price by the Purchaser, shall sell, transfer, assign, set over and convey to the Purchaser on an “AS IS, WHERE IS” basis with no representations and warranties whatsoever, and the Purchaser hereby agrees to purchase, assume and accept, without recourse, and subject to the terms of this Agreement, all right, title and interest of the Seller and the Debtor as of the Sale Date, to the Servicing. On the Sale Date, the Purchaser shall assume and discharge or perform when due the obligations arising as servicer or subservicer under any Servicing Agreement or Mortgage Loan.

SECTION 3. Purchase Price, Transfer and Conditions of Sale

3.01. Purchase Price. In consideration for the sale of the Servicing on the Sale Date and upon the terms and conditions of this Agreement, the Purchaser shall pay the Purchase Price less the Deposit which it paid in accordance with the Sale Procedures. The purchase price for the Servicing shall be 0.6531% of the unpaid principal balance of the Mortgage Loans as of the close of business on the Sale Date plus all of the Accounts Receivable due to the Seller (the “Purchase Price”). For purposes of payment of the Purchase Price on the Sale Date, the calculation of the Purchase Price and the Accounts Receivable shall be determined as of the Cut-off Date. Subject to adjustment as set forth in the following paragraph, such payment shall be made by the Purchaser on the Sale Date by wire transfer of immediately available funds to the account designated by the Seller.

On or prior to the Reconciliation Date, the Seller will determine the actual unpaid principal balance of the Mortgage Loans and the amount of the Accounts Receivable as of the close of business on the Sale Date, and deliver that information to the Purchaser. The Purchase Price [and the amount of the Accounts Receivable reimbursement] shall be adjusted to reflect any change in the principal balance of the Mortgage Loans and the Accounts Receivable compared to the Cut-off Date balances. In the event that the Purchase Price calculated on the Reconciliation Date is greater than the Purchase Price calculated on the Sale Date, the Purchaser, on the Business Day following the Reconciliation Date, shall pay by wire transfer of immediately available funds to the Seller the difference between the Purchase Price paid on the

Sale Date and the Purchase Price calculated on the Reconciliation Date. In the event that the Purchase Price calculated on the Reconciliation Date is less than the Purchase Price paid on the Sale Date, the Seller shall deliver to the Purchaser on the Business Day following the Reconciliation Date by wire transfer of immediately available funds the difference between the Purchase Price paid by the Seller and the Purchase Price calculated on the Reconciliation Date.

3.02. The Purchaser’s Conditions. The obligations of the Purchaser hereunder to purchase the Servicing shall be subject to compliance by the Seller in all material respects with its obligations hereunder that are required to be performed prior to the Purchaser’s obligation to perform.

3.03. The Seller’s Conditions. The obligation of the Seller hereunder to sell the Servicing shall be subject to the following conditions having been satisfied by the Sale Date:

(a) The representations and warranties made by the Purchaser in this Agreement shall be accurate in all material respects as of the Sale Date.

(b) Compliance by the Purchaser in all material respects with its obligations hereunder that are required to be performed prior to the Seller’s obligation to perform.

(c) The Seller shall have received payment of the Purchase Price as set forth in Section 3.01 hereof.

(d) The Purchaser shall comply with and have satisfied all requirements pursuant to each Servicing Agreement to transfer and assign the Servicing from the Seller to the Purchaser, and the Purchaser shall assume each Servicing Agreement and the obligations of the Seller and the Sub-Servicer thereto, and the Seller and the Debtor on and after the Sale Date shall be released from any obligations under all of the Servicing Agreements.

(e) The Sale Order shall be a Final Order.

(f) The Purchaser shall assume the Cenlar Subservicing Agreement and the obligations of the Seller thereto, and the Seller and the Debtor on and after the Sale Date shall be released from any obligations under the Cenlar Subservicing Agreement.

(g) The applicable Rating Agencies shall have issued letters indicating that the transfer of the Servicing to the Purchaser will not result in a qualification, withdrawal or downgrade of the current rating of any Certificates, and the Purchaser shall have delivered such letters to the Seller, the applicable Master Servicer and the Trustee.

(h) The Purchaser shall have delivered to the applicable Depositor notice of the sale of the Servicing.

(i) The Purchaser shall be a member of MERS in good standing and have a minimum net worth of no less than Fifteen Million and 00/00 Dollars ($15,000,000.00) as determined in accordance with GAAP.

SECTION 4. Deposit

Pursuant to the Sale Procedures and contemporaneously with the execution of this Agreement by the Purchaser, the Purchaser shall deliver the Deposit to the Seller, by certified check, bank check or wire transfer. The Deposit will be held in an interest bearing account pending the Sale Date and will be credited against the Purchase Price pursuant to Section 3.01 hereof. Interest which accrues shall follow and be paid with the Deposit. If the Purchaser is the Back-up Bidder, the Deposit, with interest, which it paid will be promptly returned after the Successful Bidder closes on the purchase of the Servicing and neither it nor the Seller shall have any further obligations hereunder. If the Purchaser is the Back-up Bidder and the Successful Bidder defaults on its obligation to purchase the Servicing, the Deposit paid by the Back-up Bidder will be held and credited against the Purchase Price on the Sale Date pursuant to Section 3.01 hereof.

SECTION 5. Assignment and Transfer

The Purchaser shall, at its expense, cause to be prepared, executed by the Seller, and where applicable recorded, all documents necessary to legally transfer and assign all right, title and interest in and to the Servicing from the Seller to the Purchaser. In addition, the Purchaser shall pay any costs related to (i) obtaining and the delivery of complete master file tape information and any other electronically stored information, (ii) obtaining the Servicing Files from the Debtor and the Sub-Servicer; (iii) the MERS registration and any MERS transfer fees; and (iv) all other costs related to the transfer of the Servicing.

SECTION 6. Representations, Warranties and Covenants of the Purchaser

6.01. Representations and Warranties of the Purchaser

The Purchaser hereby makes the following representations and warranties, which are deemed to be made as of the Sale Date:

(a) the Purchaser is a Delaware corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization as reflected in the preamble of this Agreement. The Purchaser is licensed, qualified and in good standing in each state where a mortgaged property is located if the laws of such state require licensing or qualification in order to conduct a servicing business of the type required to service the Mortgage Loans in accordance with the terms of the Servicing Agreements, and, in any event, the Purchaser is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the terms of this Agreement and each Servicing Agreement.

(b) There is no action, suit, proceeding or investigation pending or, to the best of the Purchaser’s knowledge, threatened against the Purchaser which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Purchaser, or in any material impairment of the right or ability of the Purchaser to carry on its business substantially as now conducted, or in any material liability on the part of the Purchaser, or which would draw into question the validity of this Agreement, the Cenlar Subservicing Agreement or any Servicing

Agreement or of any action taken or to be taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair materially the ability of the Purchaser to perform under the terms of this Agreement, the Cenlar Subservicing Agreement or any Servicing Agreement.

(c) The Purchaser has full power and authority (corporate or otherwise) to enter into, execute, deliver and perform its obligations under this Agreement, the Cenlar Subservicing Agreement and under each Servicing Agreement.

(d) This Agreement has been duly authorized, executed and delivered by the Purchaser, and constitutes the valid, legal and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by (i) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization, or other similar laws affecting the enforcement of the rights of creditors and (ii) general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

(e) Neither the execution and delivery of this Agreement, the acquisition of the Servicing, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject or impair the ability of the Purchaser to service the Mortgage Loans, or impair the value of the Mortgage Loans.

(f) No consent, approval authorization or notice is required for the purchase of the Servicing hereunder or any of the transactions contemplated by this Agreement from any third party or, if required, such consent, approval, authorization or notice has been or will, prior to the Sale Date, be obtained.

(g) The Purchaser is an approved seller/servicer for Fannie Mae and Freddie Mac in good standing and has the facilities, procedures and experienced personnel necessary for the sound servicing of the Mortgage Loans.

(h) The consummation of the transaction contemplated by this Agreement is in the ordinary course of business of the Purchaser.

(i) The Purchaser has the ability to, and will, with respect to each applicable Certificate, obtain a letter from each applicable Rating Agency to the effect that the transfer of the Servicing to the Purchaser will not result in a qualification, withdrawal or downgrade of the current rating of any of the Certificates; and further, the Purchaser shall deliver such letters to the applicable Master Servicer and related Trustee.

(j) The Purchaser is a member of MERS, in good standing.

(k) The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant and requirement contained in this Agreement, the Cenlar Subservicing Agreement and each Servicing Agreement.

(l) Neither this Agreement nor any statement, report or other document furnished or to be furnished by the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue material statement of fact or omits to state a material fact necessary to make the statement contained therein not misleading.

(m) The Purchaser has no agreement or obligation with or to any broker, agent or other person who might be entitled to any brokerage fee, finders fee, commission or any other similar type of payment in connection with the transactions completed by this Agreement.

(n) Consistent with the Sale Procedures, the Purchaser has had the opportunity to conduct such due diligence review and analysis of the due diligence materials (including, but not limited to the Servicing Files and related information), together with such records as are generally available to the public from local, county, state and federal authorities, record-keeping offices and courts (including, without limitation, any bankruptcy courts in which any mortgagors, guarantor or surety, if any, may be subject to any pending bankruptcy proceedings), as the Purchaser deemed necessary, proper or appropriate in order to make a complete informed decision with respect to the purchase and acquisition of the Servicing. The Purchaser acknowledges that it has had the opportunity to conduct legal and other appropriate due diligence as to the Servicing and that its determination to enter into this Agreement is made in its own discretion and solely upon its analysis of the information referred to in this paragraph and not upon any express or implied representation made by the Seller or the Debtor.

6.02. Covenants of the Purchaser.

(a) The Purchaser shall cooperate fully and reasonably with the Seller and its counsel and other representatives and advisors in connection with the steps required to be taken as part of its obligations under this Agreement.

(b) The Purchaser shall, subject to the terms and conditions of this Agreement, pay, perform and discharge or cause to be paid, performed, and discharged all of the obligations relating to the Servicing and Escrow Accounts assigned to the Purchaser from and after the Sale Date. The Purchaser further agrees to accept and assume such obligations relating to 1) the Servicing and the Mortgage Loans as shall be required by the Servicing Agreements, and 2) the Seller’s obligations under the Cenlar Subservicing Agreement, all as provided in the Sale Order.

SECTION 7. “AS IS WHERE IS” Transaction

The Purchaser hereby acknowledges and agrees that, notwithstanding anything to the contrary contained herein, the Seller and Debtor make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Servicing. Without in any way limiting the foregoing, the Seller and Debtor hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Servicing, the Servicing Agreements or the Cenlar Subservicing Agreement. The Purchaser further acknowledges that the Purchaser has conducted an independent inspection and investigation of the physical condition of all portions of the Servicing and all such other matters relating to or affecting the Servicing as the Purchaser deemed necessary or appropriate and that in proceeding with its acquisition of the Servicing, and the assumption of the Servicing Agreements and the Cenlar Subservicing Agreement, the Purchaser is doing so based solely upon such independent inspections and investigations. Accordingly, the Purchaser will accept the Servicing on the Sale Date “AS IS” and “WHERE IS”.

SECTION 8. Closing

8.01. Sale Date and Purchase Price

In the event that the Purchaser is the Successful Bidder, the purchase and sale of the Servicing shall take place on the Sale Date at a time and place designated by the Seller. In the event that the Successful Bidder defaults under its obligation to purchase the Servicing, the Seller shall designate a new Sale Date upon which the purchase and sale of the Servicing to the Back-up Bidder shall take place. On the applicable Sale Date, the Seller shall receive payment of the Purchase Price as set forth in Section 3.01 hereof.

8.02. Deliveries by the Seller

On the Sale Date, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(a) an executed Bill of Sale in the form of Exhibit 5 attached hereto.

(b) executed Assignment and Assumption Agreements in the form of Exhibit 6 attached hereto.

(c) an executed Assignment of the Cenlar Subservicing Agreement in the form of Exhibit 7 attached hereto.

8.03. Deliveries by the Purchaser

On or prior to the Sale Date, the Purchaser shall deliver, or cause to be delivered, to the Seller the following:

(a) the Purchase Price, in accordance with Section 3.01.

(b) an executed Bill of Sale in the form of Exhibit 5 attached hereto.

(c) an executed Assignment and Assumption Agreement in the form of Exhibit 6 attached hereto.

(d) an executed Assignment of the Cenlar Subservicing Agreement in the form of Exhibit 7 attached hereto.

(e) The letters described in Section 6.01(i).

(f) Notice to the applicable Depositors.

SECTION 9. Obligations after the Sale Date

(a) Notice to Mortgagors. The Purchaser shall, no later than thirty (30) days after the Sale Date, inform in writing, in the form attached hereto as Exhibit 8 all Mortgagors of the change in servicer from the Debtor to the Purchaser, all in accordance with applicable law, at the Purchaser’s cost and expense.

(b) The Seller and/or the Purchaser, as applicable, shall take, or cause to be taken, the following actions with respect to the Mortgage Loans within three (3) Business Days after the Sale Date (or within such time as may otherwise be specified below):

(1) Loan Records. The Seller shall furnish to the Purchaser all available computers or like records of the Debtor reflecting the status of payments, balances and other pertinent information with respect to the Mortgage Loans to the extent such records and information are not held by the Sub-Servicer.

(2) Other Documentation. The Seller shall provide to the Purchaser further documents that the Seller determines are reasonably required in order to fully transfer to the Purchaser possession of all tangible evidence of the Servicing and escrow, impound and trust funds transferred hereunder.

(3) Transfer of Escrow Funds and Other Proceeds. The Purchaser shall cause the Sub-Servicer to forward, three (3) Business Days after the Sale Date, to the Purchaser, by check or wire transfer to the account designated by the Purchaser, an amount equal to the sum of (i) the escrow balances, (ii) all undistributed insurance loss draft funds, (iii) all unapplied funds received by the Debtor, (iv) all unapplied interest on escrow balances accrued through the Sale Date, (v) all buydown funds, if any, held by the Debtor as of the Sale Date, and (vi) all other amounts held by the Debtor with respect to the Mortgage Loans as of the Sale Date which the Seller is not entitled to retain (collectively, the “Escrow Proceeds”). Within five (5) Business Days following the Purchaser’s receipt of the Escrow Proceeds, the Seller and the Purchaser shall resolve any discrepancies between the Seller’s accounting statement and the Purchaser’s reconciliation with respect thereto. No later than ten (10) Business Days following the Sale Date, the Seller or the Purchaser, as the case may be, shall transfer to the other, by wire transfer to the designated account, any amounts to which the other party is entitled.

(4) Mortgage Payments Received After the Sale Date. Following the Sale Date, the Seller shall promptly cause the Debtor to forward by wire transfer on the same day of receipt to the Purchaser any payment received by the Debtor after the Sale Date with respect to any of the Mortgage Loans, whether such payment is in the form of principal, interest, taxes, insurance, loss drafts, insurance refunds, etc., in the original form received, unless such payment has been received in cash or by the Debtor’s lock box facility, in which case the Seller shall forward such payment in a form acceptable to the Purchaser. The Seller shall notify the Purchaser of the particulars of the payment, which notification shall set forth sufficient information to permit timely and appropriate processing of the payment by the Purchaser.

(5) The Seller and the Purchaser shall cooperate with each other and use commercially reasonable efforts as may be necessary to effectuate the transfer of Servicing from the Seller to the Purchaser in accordance with the terms of this Agreement.

SECTION 10. Remedies Upon Default

(a) If the Seller performs all of his material obligations hereunder and the conditions precedent to the Seller’s material obligation to close hereunder have been satisfied, and the Purchaser fails to purchase the Servicing as required by this Agreement (other than as a result of its inability to satisfy the condition set forth in Section 3.03(g) or make the representation set forth in Section 6.01(i) as of the Sale Date), the Seller’s remedy for such failure shall be to terminate Purchaser’s right to purchase the Servicing hereunder, in which event the Deposit shall be delivered to the Seller, and the Seller shall be entitled to retain the proceeds thereof as liquidated damages and not as a penalty, the actual damages thereby incurred by Seller being difficult to measure and the receipt of the Deposit by the Seller would in such circumstances represent reasonable compensation to the Seller on account of such failure to perform under this Agreement. Notwithstanding anything to the contrary in this paragraph, the Seller shall be entitled to any other remedies at law or in equity available to the Seller as damages for the diminution of the value of the Servicing resulting from such default by the Purchaser.

(b) If the Purchaser performs all of its material obligations hereunder and the conditions precedent to the Purchaser’s material obligation to close hereunder have been satisfied as of the Sale Date and the Seller fails to perform its material obligations hereunder, then the Purchaser shall, as its sole and exclusive remedy, terminate this Agreement by delivery of written notice thereof to the Seller who shall promptly return the Deposit to the Purchaser. Upon receipt by the Purchaser of its returned Deposit, this Agreement shall be of no further force or effect, and the parties hereto shall have no further rights or obligations hereunder except for those rights or obligations which specifically survive termination hereunder. The Purchaser shall have no right to pursue any claim or cause of action whatsoever for monetary damages against the Seller as a result of the Seller’s default hereunder prior to or upon the Sale Date, other than a claim for return of the Deposit.

SECTION 11. Bankruptcy Court Approval. Consistent with the Sale Procedures, the Seller may consider higher and/or better competing bids with respect to the sale of the Servicing contemplated by this Agreement at the Auction. Nothing in this Agreement shall be construed to prohibit the Seller from soliciting, considering, negotiating, agreeing to, accepting or otherwise taking action in furtherance of any such competing transaction consistent with the Sale Procedures. The sale of the Servicing is subject to and contingent upon Bankruptcy Court approval and the Sale Order becoming a Final Order. All of the Seller’s and Purchaser’s obligations hereunder are expressly subject to the terms of the Sale Order and the Sale Procedures.

SECTION 12. Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, postage prepaid, return receipt requested, or, if by other means, when received by the other party at the address as follows:

if to the Seller:

TMST Home Loans, Inc.

f/k/a Thornburg Mortgage Home Loans, Inc.

2300 North Ridgetop Road

Santa Fe, New Mexico 87506

Attn: Joel I. Sher, Chapter 11 Trustee

With a copy to:

Shapiro Sher Guinot & Sandler, P.A.

36 South Charles Street, Suite 2000

Baltimore, Maryland 21201

Attn: Richard M. Goldberg, Esquire

if to the Purchaser:

PennyMac Corp.

27001 Agoura Road

Calabasas, CA 91301

Attn: Andrew S. Chang

Phone: 818-224-7392

Fax: 818-936-0283

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

SECTION 13. Severability Clause

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any of the Servicing shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 14. Counterparts and Facsimile Transmission

This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may he delivered via facsimile transmission of executed counterparts, and each executed counterpart so delivered shall be deemed an original.

SECTION 15. Governing Law and Choice of Forum

This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws. The Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to determine any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the sale of the Servicing. The parties further agree that all disputes relating to or arising under this Agreement shall be filed and maintained only in the Bankruptcy Court and subject to the jurisdiction of, and venue in, the Bankruptcy Court. The Purchaser hereby waives any objection it may have, now or hereafter, to venue in, or jurisdiction of, the Bankruptcy Court and also waives any objection that the Bankruptcy Court is an inconvenient forum for resolution of any of the disputes referred to in this paragraph.

SECTION 16. Successors and Assigns

This Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto, the Seller, and their permitted successors and assigns. Notwithstanding anything to the contrary herein, this Agreement may not be assigned by the Purchaser, without the Seller’s prior written consent and with the consent of the Bankruptcy Court to the extent required.

SECTION 17. Fees and Expenses

Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 18. No Personal Liability

This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of the Seller.

SECTION 19. Waivers

No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

SECTION 20. Exhibits

The Exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 21. Amendment

This Agreement may be amended from time to time only by a written agreement signed by both of the parties hereto.

SECTION 22. Survival of Agreement

This Agreement includes provisions which the parties hereto intend will remain in effect after the Sale Date. Accordingly, this Agreement shall survive and remain in effect after the Sale Date.

SECTION 23. Entire Agreement

This Agreement constitutes the entire agreement and understanding relating to the subject matter hereof between the parties hereto and any prior oral or written agreements between them shall be deemed to have merged herewith.

SECTION 24. Construction

This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

SECTION 25. Confidentiality

The terms of the Confidentiality and Non-Disclosure Agreement dated December 31, 2009, by and between the Seller and the Purchaser shall remain in full force and effect and shall survive the Sale Date.

SECTION 26. JURY WAIVER

EACH PARTY ACKNOWLEDGES THAT THE RIGHT OF TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT ONE THAT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH LEGAL COUNSEL OF ITS CHOICE, KNOWINGLY AND VOLUNTARILY, FOR ITS OWN BENEFIT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION IN ANY WAY RELATED TO THIS AGREEMENT, PERFORMANCE THEREUNDER, AND/OR ENFORCEMENT THEREOF.

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The Purchaser and the Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

Purchaser: PennyMac Corp.

By:	/s/ Andrew S. Chang
Name:	Andrew S. Chang
Title:	Chief Business Development Officer

Seller: Joel I. Sher, Chapter 11 Trustee for TMST Home Loans, Inc., f/k/a Thornburg Mortgage Home Loans, Inc.

By:	/s/ Joel I. Sher
Name:	Joel I. Sher
Title:	Chapter 11 Trustee
This shall be submitted as the Back-up Bidder pursuant to the terms of the Sale Procedures.